ARTICLES OF INCORPORATION

                             OF

                    BIG PONY DEVELOPMENT

     We, the undersigned, natural persons over the age of eighteen (18) years or more, acting as incorporators of the corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation.

                          ARTICLE I

                        CORPORATE NAME

     The name of the Corporation is BIG PONY DEVELOPMENT.

                          ARTICLE II

                           DURATION

     The duration of the Corporation shall be perpetual.

                         ARTICLE III

                       GENERAL PURPOSES

     This Corporation is organized for the following purposes:

     A. To purchase, own and sell assets of all types and kinds.

     B. To acquire or merge into existing businesses.

     C. To buy, sell, mortgage, exchange, lease, hold for investment or otherwise operate real and personal property of all kinds and any interest therein.

     D. For any other purposes allowed by law.

     E. The provisions of this Article shall be construed as purposes and powers and each as an independent purpose and power. The enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers therein specified shall not be limited or restricted by reference to, or inference from, the terms of any provision of this or any other article hereof.

                      ARTICLE IV

                   AUTHORIZED SHARES

     The aggregate number of shares the Corporation shall have authority to issue is FIFTY MILLION (50,000,000) shares with a par value of ONE TENTH OF ONE CENT ($0.001) per share. All stock of this Corporation shall be of the same class which shall be designated common stock.

                       ARTICLE V

                 COMMENCEMENT OF BUSINESS

     The Corporation will not commence business until at least ONE THOUSAND DOLLARS ($1,000) in cash or property has been received by it as consideration for the issuance of its shares.

                       ARTICLE VI

               REGISTERED OFFICE AND AGENT

     The post office address of the Corporation's initial registered office is 4940 South Eastlake Drive, Murray, Utah and the name of its initial registered agent at such address is Randy L. Goodsell.

                       ARTICLE VII

                    PRE-EMPTIVE RIGHTS

     The shareholders shall have no pre-emptive rights to acquire any securities of this Corporation.

                      ARTICLE VIII

                        DIRECTORS

     The number of directors constituting the initial Board of Directors of the Corporation is three (3) and the names and addresses of the persons who are to serve as directors until their successors are elected and shall qualify are:

      Randy L. Goodsell      4940 South Eastlake Drive
                             Murray, UT 84107

      Lucille B. Leavitt     6242 South 1280 East
                             Salt Lake City, Utah 84121

      Earl E. Goodsell       744 Big Mountain
                             Murray, Utah 84107

                       ARTICLE IX

                     INCORPORATORS

The names and addresses of the incorporators are:

      Randy L. Goodsell      4940 South Eastlake Drive
                             Murray, UT 84107

      Lucille B. Leavitt     6242 South 1280 East
                             Salt Lake City, Utah 84121

      Earl E. Goodsell       744 Big Mountain
                             Murray, Utah 84107

                        ARTICLE X

                    NON-ASSESSABILITY

     Shares of the Corporation shall not be subject to assessment for payment of the debts of the Corporation.

                        ARTICLE XI

               EXEMPTION FROM CORPORATE DEBTS

     The private property of the shareholders shall not be subject to the payment of any corporate debts to any extent whatsoever.

                       ARTICLE XII

     COMMON DIRECTORS - TRANSACTIONS BETWEEN CORPORATIONS

     No contract or other transaction between this corporation and any one or more of its directors or any other corporation, firm, association, or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approves, or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent, or (c) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

     DATED this 2nd day of August, 1984.

                              /s/Randy Goodsell
                              Incorporator

                              /s/Lucille H. Leavitt
                              Incorporator

                              /s/Earl E. Goodsell
                              Incorporator

STATE OF UTAH      )
                   ) ss.
COUNTY OF SALT LAKE)

     On the 2nd day of August, 1984, personally appeared before me Randy L. Goodsell, who being by me first duly sworn, declared that he is the person who signed the foregoing document as an incorporator and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal
this 2nd day of August, 1984.
                                /s/ Scott H. Slot
                                NOTARY PUBLIC
                                Residing at Salt Lake City,
                                Utah

My Commission expires:
2/17/88

STATE OF UTAH      )
                   ) ss.
COUNTY OF SALT LAKE)

      On the 1st day of August, 1984, personally appeared before me Lucille B. Leavitt, who being by me first duly sworn, severally declared that she is the person who signed the foregoing document as an incorporator and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal
this 1st day of August, 1984.
                                /s/Tanya M. Sargent
                                NOTARY PUBLIC

My Commission expires:
1/13/86


STATE OF UTAH      )
                   ) ss.
COUNTY OF SALT LAKE)

     On the 2nd day of August, 1984, personally appeared before me Earl E. Goodsell who being by me first duly sworn, severally declared that he is the person who signed the foregoing document as an incorporator and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal
 this 2ND day of August, 1984.
                                /s/Scott H. Slot
                                NOTARY PUBLIC
                                Residing at Salt Lake City,
                                Utah

My Commission expires:
2/17/88